Exhibit 99.2

Stone Energy Corp. Comparison of Key Terms	Privileged and Confidential Subject to FRE408

	Key Terms	Original Company Proposal - 9/9/16		Original Lender Response - 9/23/16		Revised Company Proposal - 10/3/16		Revised Lender Response - 11/8/16
RBL Lenders	Revolver Maturity	-	5 years	-	4 years	-	4 years	- 4 years
	Borrowing Base	-	$260 million	-	$200 million, but limited to $100 million until Amethyst is producing	-	$235 million	- $175 million, but limited to $125 million until Amethyst is producing
	Restricted Cash for P&A	-	N/A	-	$75 million	-	$75 million	- $75 million
	Redetermination Holiday	-	Until June 30, 2018	-	No redetermination holiday	-	Until April 2018	- Until Fall 2017
	Redetermination Methodology	-	Strip pricing	-	Bank deck pricing	-	Bank Deck pricing	- Bank Deck pricing
	Interest - Applicable Margin	-	No change	-	L + 3.00% - 4.00%	-	L + 2.50% - 3.50%	- L + 3.00% - 4.00%
	Total Leverage Covenant	-	Q1’17 - Q2’18 3.75x	-	Financial covenants TBD based on pass-credit metrics	-	Financial covenants TBD based on Company projections	- Financial covenants TBD
		-	Q3’18 - Q1’19 4.50x
		-	Q2’19 - Q4’19 5.00X
		-	Q1’20 - Q2’20 4.50x
		-	Q3’20 - Q1’21 4.00x
		-	Q2’21 - Maturity 3.75x
	Anti-Hoarding Provision	-	Amend to allow for up to $75 million of cash on hand at any time	-	$25 million for draws	-	$25 million for draws	- $25 million for draws
				-	$50 million for repayments	-	$50 million for repayments	- $50 million for repayments
Other
	-Reporting	-	Eliminate cash flow forecast reporting requirements	-	Reporting - TBD	-	Reporting - TBD	- Reporting - TBD
	-Restricted Payments	-	Eliminate restricted payments	-	Restricted payments - TBD	-	Restricted payments - TBD	- Restricted payments - TBD
	-Debt/Lien Baskets	-	Eliminate debt/lien baskets	-	Debt/lien baskets - TBD	-	Debt/lien baskets - TBD	- Debt/lien baskets - TBD
	-Change of Control	-	Eliminate change of control provisions	-	Keep change of control but permit new equityholders resulting from restructuring	-	Keep change of control but permit new equityholders resulting from restructuring	- Keep change of control but permit new equityholders resulting from restructuring
	-Intercreditor	-	Permit new intercreditor agreement	-	Intercreditor agreement reflecting a ‘silent’ second lien	-	Intercreditor agreement reflecting a ‘silent’ second lien	- Intercreditor agreement reflecting a ‘silent’ second lien
	-Mortgages	-	N/A	-	Mortgages increased to 95%	-	Mortgages increased to 95%	- Mortgages increased to 95%
	-Hedging	-	N/A	-	Hedging - no less than 50% of production for the first two years	-	25-50% of production hedged for a rolling two-year period	- TBD
	-Other	-	N/A	-	Other provisions TBD based upon pass-credit terms	-	Other provisions TBD	- Other provisions TBD
Noteholders	Cash Payment	-	$150 million	-	$0	-	$150 million	- $50 million
		-	Additionally, Noteholders shall receive 85% of any net sale proceeds in excess of $350 million			-	Additionally, Noteholders shall receive 85% of any net sale proceeds in excess of $350 million
New 2nd Lien Notes
	-Principal	-	$225 million	-	$150 million	-	$225 million	- $250 million
	-Interest	-	7.5% per annum (min of 3.75% cash pay; Company can elect to PIK 3.75%)	-	Same rate but the Company’s cash/PIK interest option determined by covenant levels	-	Same as original Company Proposal	- Same rate but the Company’s cash/PIK interest option determined by covenant levels
	-Maturity	-	May 2022	-	Same	-	Same as original Company Proposal	- Same
	-Make-Whole	-	Years 1-3 @ T+50bps, years 4-5 @ 105.625%, year 6 @ par plus accrued	-	Same	-	Same as original Company Proposal	- Same
	Common Equity	-	Noteholders to receive 95% of common equity, subject to dilution by warrants, MIP and future equity issuance	-	Same	-	Same	- Same